PROSPECTUS SUPPLEMENT NO. 1 (To Prospectus dated May 1, 2007)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-135464

$500,000,000

Allied World Assurance Company Holdings, Ltd

7.50% Senior Notes due 2016

     This Prospectus Supplement No. 1 supplements the Market-Making Prospectus, dated May 1, 2007, relating to the public offering of the issuer’s 7.50% senior notes due 2016, which closed on July 26, 2006. Goldman, Sachs & Co. is continuing to make a market in the senior notes pursuant to the Market-Making Prospectus.

     This Prospectus Supplement No. 1 includes a Current Report on Form 8-K filed with the SEC on May 9, 2007. The Form 8-K includes an earnings release announcing the issuer’s financial results for the fiscal quarter ended March 31, 2007.

     You should read this Prospectus Supplement No. 1 in conjunction with the Market-Making Prospectus. This Prospectus Supplement No. 1 updates information in the Market-Making Prospectus and, accordingly, to the extent inconsistent, the information in this Prospectus Supplement No. 1 supersedes the information contained in the Market-Making Prospectus.

     Before you invest in the issuer’s senior notes, you should read the Market-Making Prospectus and other documents the issuer has filed with the SEC for more complete information about the issuer and an investment in its senior notes. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, you may obtain a copy of the Market-Making Prospectus by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful and complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is May 9, 2007.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant To Section 13 or 15 (d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 8, 2007

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
(Exact Name of Registrant as Specified in Charter)

Bermuda	001-32938	98-0481737
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)
27 Richmond Road
Pembroke HM 08, Bermuda
(Address of Principal Executive Offices and Zip Code)
Registrant’s telephone number, including area code: (441) 278-5400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX

Item 2.02. Results of Operations and Financial Condition
     On May 8, 2007, Allied World Assurance Company Holdings, Ltd issued a press release reporting its first quarter 2007 results and the availability of its first quarter 2007 financial supplement. The press release and the financial supplement are furnished herewith as Exhibit 99.1 and Exhibit 99.2, respectively. The information hereunder is not deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is not otherwise subject to the liabilities of that section and is not incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits

Exhibit
Number	Description

99.1	Press release, dated May 8, 2007, reporting first quarter results.

99.2	First Quarter 2007 Financial Supplement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD

Dated: May 8, 2007	By:	/s/ Joan H. Dillard

	Name:	Joan H. Dillard
	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press release, dated May 8, 2007, reporting first quarter results.

99.2	First Quarter 2007 Financial Supplement.

EXHIBIT 99.1
ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD REPORTS FIRST
QUARTER 2007 OPERATING RESULTS; DECLARES QUARTERLY DIVIDEND
OF $0.15 PER COMMON SHARE
PEMBROKE, BERMUDA, May 8, 2007 - Allied World Assurance Company Holdings, Ltd (NYSE: AWH) today reported net income of $113.9 million, or $1.83 per diluted share, for the first quarter 2007 compared to net income of $98.1 million, or $1.94 per diluted share, for the first quarter 2006.
The company reported operating income of $120.4 million, or $1.94 per diluted share, for the first quarter 2007 compared to operating income of $103.9 million, or $2.06 per diluted share, for the first quarter 2006. The decrease in diluted earnings per share amounts reflects the increase in the number of shares outstanding resulting primarily from the company’s initial public offering in July 2006.
President and Chief Executive Officer Scott Carmilani commented, “We are very pleased with Allied World’s performance for the quarter. We have grown net income by 16% over the prior year and achieved an annualized operating return on equity of 21.2%. Gross premiums for the quarter were down 12% primarily due to our having recorded upward premium adjustments in our reinsurance segment in the first quarter of 2006. Without these adjustments, gross premiums declined by about 5% quarter over quarter. Our emphasis continues to be on sustaining underwriting profitability, especially in the face of softening market conditions.”
Mr. Carmilani concluded, “Notwithstanding current market conditions, we continue to leverage our diverse and seasoned books of business, strong financial strength ratings and growing asset base and expect to continue to generate strong results.”
Underwriting Results
Gross premiums written were $438.4 million in the first quarter 2007, a 12% decrease compared to $498.1 million in the first quarter 2006. Of this decrease, approximately $37.8 million, or 7.2%, was due to a reduction in estimated premium adjustments recorded in the reinsurance segment in the first quarter of 2007 as compared to the first quarter of 2006. The remaining 4.8% decrease was primarily the result of non-renewal of business that did not meet our underwriting requirements, increased competition and decreasing rates for new and renewal business.
Net premiums written were $357.8 million in the first quarter 2007, a 16.3% decrease compared to $427.5 million in the first quarter 2006. Net premiums earned in the first quarter 2007 were $286.6 million, a 7.2% decrease compared to $308.9 million for the first quarter 2006. These decreases were primarily driven by the decrease in gross premiums written.

The combined ratio was 79.7% in the first quarter 2007 compared to 85.1% in first quarter 2006. The loss and loss expense ratio was 57.9% in the first quarter 2007 compared to 66.7% in the first quarter 2006. During the first quarter 2007, the company recorded net favorable reserve development on prior accident years of $26.1 million, a benefit of 9.1 percentage points to the company’s loss ratio for this quarter. Of this development, net favorable development of $12.6 million relates to the windstorms of 2005.
Investment Results
Net investment income in the first quarter 2007 was $72.6 million, an increase of 17.2% over the $62.0 million of net investment income in the first quarter 2006. This increase primarily reflects the increase in the company’s invested asset base driven by strong operating cash flows and the proceeds from the company’s July 2006 initial public offering. During the first quarter 2007, the company recorded net realized losses of $6.5 million compared to net realized losses of $5.2 million in the first quarter 2006.
Shareholders’ Equity
As of March 31, 2007, shareholders’ equity was $2.4 billion compared to $2.2 billion reported as of December 31, 2006. Diluted book value per share was $37.89 as of March 31, 2007 compared to $35.26 as of December 31, 2006. The company’s annualized return on average equity for the three months ended March 31, 2007 was 20.1% and the annualized operating return on average equity for the three months ended March 31, 2007 was 21.2%.
Quarterly Dividend
Allied World announced today that its Board of Directors has declared a quarterly dividend of $0.15 per common share. The dividend will be payable on June 14, 2007 to shareholders of record on May 29, 2007.
Conference Call
Allied World will host a conference call on Wednesday, May 9th at 8:30 a.m. (Eastern Time) to discuss its first quarter financial results. The public may access a live webcast of the conference call at the “Investor Relations” section of the company’s website at www.awac.com. In addition, the conference call can be accessed by dialing (800) 591-6930 (U.S. and Canada callers) or (617) 614-4908 (international callers) and entering the passcode 47308433 approximately ten minutes prior to the call.
Following the conclusion of the presentation, a replay of the call will be available through Wednesday, May 23, 2007 by dialing (888) 286-8010 (U.S. and Canada callers) or (617) 801-6888 (international callers) and entering the passcode 43576018. In addition, the webcast will remain available online through Wednesday, May 23, 2007 at www.awac.com.

Financial Supplement
A financial supplement relating to the first quarter 2007 will be available at the “Investor Relations” section of the company’s website at www.awac.com.
Non-GAAP Financial Measures
In presenting the company’s results, management has included and discussed in this press release certain non-GAAP financial measures within the meaning of Regulation G as promulgated by the U.S. Securities and Exchange Commission. Management believes that these non-GAAP measures, which may be defined differently by other companies, better explain the company’s results of operations in a manner that allows for a more complete understanding of the underlying trends in the company’s business. However, these measures should not be viewed as a substitute for those determined in accordance with GAAP.
“Operating income” is an internal performance measure used by the company in the management of its operations and represents after-tax operational results excluding, as applicable, net realized investment gains or losses and foreign exchange gains or losses. The company excludes net realized investment gains or losses and net foreign exchange gains or losses from its calculation of operating income because the amount of these gains or losses is heavily influenced by, and fluctuates in part according to, the availability of market opportunities. The company believes these amounts are largely independent of its business and underwriting process and including them may distort the analysis of trends in its insurance and reinsurance operations. In addition to presenting net income determined in accordance with GAAP, the company believes that showing operating income enables investors, analysts, rating agencies and other users of its financial information to more easily analyze the company’s results of operations in a manner similar to how management analyzes the company’s underlying business performance. Operating income should not be viewed as a substitute for GAAP net income.
The company has included “diluted book value per share” because it takes into account the effect of dilutive securities; therefore, the company believes it is a better measure of calculating shareholder returns than book value per share.
“Annualized return on average equity” (“ROAE”) is calculated using average equity, excluding the average after tax unrealized gains or losses on investments. Unrealized gains (losses) on investments are primarily the result of interest rate movements and the resultant impact on fixed income securities. Such gains (losses) are not related to management actions or operational performance, nor are they likely to be realized. Therefore, the company believes that excluding these unrealized gains (losses) provides a more consistent and useful measurement of operating performance, which supplements GAAP information. In calculating ROAE, the net income (loss) available to shareholders for the period is multiplied by the number of such periods in a calendar year in order to arrive at annualized net income (loss) available to shareholders. The company presents ROAE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.
“Annualized operating return on average equity” is calculated using operating income (as defined above and annualized in the manner described for net income (loss) available to shareholders under ROAE above), and average equity, excluding the average after tax unrealized gains (losses) on investments. Unrealized gains (losses) are excluded from equity for the reasons outlined in the annualized return on average equity explanation above.
Reconciliations of these financial measures to their most directly comparable GAAP measures are included in the attached tables.
About Allied World Assurance Company
Allied World Assurance Company Holdings, Ltd, through its insurance subsidiaries, is a global provider of insurance and reinsurance solutions, offering superior client service through offices in Bermuda, the United States and Europe. Our insurance subsidiaries are rated A (Excellent) by A.M. Best Company and A- (Strong) by Standard & Poor’s. Our Bermuda and U.S. insurance subsidiaries are rated A2 (Good) by Moody’s Investors Service. For further information on Allied World Assurance Company, please visit our website at www.awac.com.
Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 that involve inherent risks and uncertainties. Statements that are not historical facts, including statements that use terms such as “believes,” “anticipates,” “intends” or “expects” and that relate to our plans and objectives for future operations, are forward-looking statements. In light of the risks and uncertainties inherent in all forward-looking statements, the inclusion of such statements in this press release should not be considered as a representation by us or any other person that our objectives or plans will be achieved. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: (a) the effects of competitors’ pricing policies, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products; (b) the effects of investigations into market practices, in particular insurance brokerage practices, together with any legal or regulatory proceedings, related settlements and industry reform or other changes arising therefrom; (c) the impact of acts of terrorism and acts of war; (d) greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than our underwriting, reserving or investment practices have anticipated; (e) increased competition due to an increase in capacity of property and casualty insurers or reinsurers; (f) the inability to obtain or maintain financial strength ratings by one or more of the company’s subsidiaries; (g) the adequacy of our loss reserves and the need to adjust such reserves as claims develop over time; (h) the company or one of its subsidiaries becoming subject to significant income taxes in the United States or elsewhere; (i) changes in regulations or tax laws applicable to the company, its subsidiaries, brokers or customers; (j) changes in the availability, cost or quality of reinsurance or retrocessional coverage; (k) loss of key personnel; (l) changes in general economic conditions, including inflation, foreign currency exchange rates, interest rates and other factors that could affect the company’s investment portfolio; and (m) such other risk factors as may be discussed in our most recent documents on file with the U.S. Securities and Exchange Commission. We are under no obligation (and expressly disclaim any such obligation) to update or revise any forward-looking statement that may be made from time to time, whether as a result of new information, future developments or otherwise.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Expressed in thousands of United States dollars, except share and per share amounts)

	Quarter Ended March 31,
	2007	2006

Revenues:
Gross premiums written	$438,406	$498,120
Premiums ceded	(80,562)	(70,617)

Net premiums written	357,844	427,503
Change in unearned premiums	(71,278)	(118,560)

Net premiums earned	286,566	308,943

Net investment income	72,648	62,001
Net realized investment losses	(6,484)	(5,236)

Total Revenue	352,730	365,708

Expenses:
Net losses and loss expenses	165,995	205,960
Acquisition costs	29,196	36,472
General and administrative expenses	33,203	20,322
Interest expense	9,374	6,451
Foreign exchange loss	32	545

Total Expenses	237,800	269,750

Income before income taxes	114,930	95,958
Income tax expense (recovery)	1,009	(2,163)

NET INCOME	$113,921	$98,121

PER SHARE DATA:
Basic earnings per share	$1.89	$1.96
Diluted earnings per share	$1.83	$1.94

Weighted average common shares outstanding	60,333,209	50,162,842

Weighted average common shares and common share equivalents outstanding	62,207,941	50,485,556

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Expressed in thousands of United States dollars, except share and per share amounts)

	As of	As of
	March 31,	December 31,
	2007	2006

ASSETS:
Fixed maturity investments available for sale at fair value (amortized cost: 2007:
$5,392,983; 2006: $5,188,379)	$5,407,813	$5,177,812
Other invested assets available for sale, at fair value (cost: 2007: $246,500; 2006: $245,657)	263,993	262,557
Cash and cash equivalents	288,284	366,817
Restricted cash	200,813	138,223
Securities lending collateral	534,774	304,742
Insurance balances receivable	400,231	304,261
Prepaid reinsurance	154,461	159,719
Reinsurance recoverable	668,050	689,105
Accrued investment income	44,171	51,112
Deferred acquisition costs	107,465	100,326
Intangible assets	3,920	3,920
Balances receivable on sale of investments	25,239	16,545
Net deferred tax assets	5,259	5,094
Other assets	44,934	40,347

Total assets	$8,149,407	$7,620,580

LIABILITIES:
Reserve for losses and loss expenses	$3,663,224	$3,636,997
Unearned premiums	879,817	813,797
Unearned ceding commissions	25,352	23,914
Reinsurance balances payable	112,731	82,212
Securities lending payable	534,774	304,742
Balances due on purchase of investments	46,517	—
Dividends payable	9,052	—
Senior notes	498,602	498,577
Accounts payable and accrued liabilities	23,360	40,257

Total liabilities	$5,793,429	$5,400,496

SHAREHOLDERS’ EQUITY:

Common shares, par value $0.03 per share, issued and outstanding 2007: 60,390,269 shares; 2006: 60,287,696 shares	1,812	1,809
Additional paid-in capital	1,828,612	1,822,607
Retained earnings	494,073	389,204
Accumulated other comprehensive income: net unrealized gains on investments, net of tax	31,481	6,464

Total shareholders’ equity	2,355,978	2,220,084

Total liabilities and shareholders’ equity	$8,149,407	$7,620,580

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED CONSOLIDATED SEGMENT DATA
(Expressed in thousands of United States dollars, except for ratio information)

Three Months Ended March 31, 2007	Property	Casualty	Reinsurance	Total

Gross premiums written	$101,865	$125,189	$211,352	$438,406
Net premiums written	46,132	100,645	211,067	357,844
Net premiums earned	44,491	124,409	117,666	286,566
Net losses and loss expenses	(6,865)	(90,367)	(68,763)	(165,995)
Acquisition costs	(332)	(6,038)	(22,826)	(29,196)
General and administrative expenses	(7,757)	(15,307)	(10,139)	(33,203)

Underwriting income	29,537	12,697	15,938	58,172
Net investment income				72,648
Net realized investment losses				(6,484)
Interest expense				(9,374)
Foreign exchange loss				(32)

Income before income taxes				$114,930

GAAP Ratios:
Loss and loss expense ratio	15.4%	72.6%	58.4%	57.9%
Acquisition cost ratio	0.8%	4.9%	19.4%	10.2%
General and administrative expense ratio	17.4%	12.3%	8.6%	11.6%

Combined ratio	33.6%	89.8%	86.4%	79.7%

Three Months Ended March 31, 2006	Property	Casualty	Reinsurance	Total

Gross premiums written	$119,819	$130,494	$247,807	$498,120
Net premiums written	67,197	114,194	246,112	427,503
Net premiums earned	49,102	131,982	127,859	308,943
Net losses and loss expenses	(33,319)	(97,603)	(75,038)	(205,960)
Acquisition costs	1,481	(9,319)	(28,634)	(36,472)
General and administrative expenses	(5,115)	(9,862)	(5,345)	(20,322)

Underwriting income	12,149	15,198	18,842	46,189
Net investment income				62,001
Net realized investment losses				(5,236)
Interest expense				(6,451)
Foreign exchange loss				(545)

Income before income taxes				$95,958

GAAP Ratios:
Loss and loss expense ratio	67.9%	73.9%	58.7%	66.7%
Acquisition cost ratio	(3.0%)	7.1%	22.4%	11.8%
General and administrative expense ratio	10.4%	7.5%	4.2%	6.6%

Combined ratio	75.3%	88.5%	85.3%	85.1%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED OPERATING INCOME RECONCILIATION
(Expressed in thousands of United States dollars, except share and per share amounts)

	Three Months Ended March 31,
	2007	2006

Net income	$113,921	$98,121
Net realized investment losses	6,484	5,236
Foreign exchange loss	32	545

Operating income	$120,437	$103,902

Weighted average common shares outstanding:
Basic	60,333,209	50,162,842
Diluted	62,207,941	50,485,556

Basic per share data:
Net income	$1.89	$1.96
Net realized investment losses	0.11	0.10
Foreign exchange loss	—	0.01

Operating income	$2.00	$2.07

Diluted per share data
Net income	$1.83	$1.94
Net realized investment losses	0.11	0.11
Foreign exchange loss	—	0.01

Operating income	$1.94	$2.06

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED DILUTED BOOK VALUE PER SHARE RECONCILIATION
(Expressed in thousands of United States dollars, except share and per share amounts)

	As of	As of
	March 31,	December 31,
	2007	2006
Price per share at period end	$42.75	$43.63

Total shareholders’ equity	2,355,978	2,220,084

Basic common shares outstanding	60,390,269	60,287,696

Add: unvested restricted share units	266,477	704,372
Add: long-term incentive plan share units	206,023	342,501
Add: dilutive options/warrants outstanding	6,588,782	6,695,990
Weighted average exercise price per share	$33.18	$33.02
Less: treasury stock method adjustment	(5,269,881)	(5,067,534)

Common shares and common share equivalents outstanding	62,181,670	62,963,025

Basic book value per common share	$39.01	$36.82
Diluted book value per common share	$37.89	$35.26

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED ANNUALIZED RETURN ON SHAREHOLDERS’ EQUITY RECONCILIATION
(Expressed in thousands of United States dollars, except for percentage information)

	Three Months Ended March 31,
	2007	2006

Opening shareholders’ equity	$2,220,084	$1,420,266
(Deduct)/add: net unrealized (gains) losses on investments, net of tax	(6,464)	25,508

Adjusted opening shareholders’ equity	2,213,620	1,445,774

Closing shareholders’ equity	2,355,978	1,478,907
(Deduct)/add: net unrealized (gains) losses on investments, net of tax	(31,481)	64,988

Adjusted closing shareholders’ equity	2,324,497	1,543,895

Average shareholders’ equity	$2,269,059	$1,494,835

Net income available to shareholders	$113,921	$98,121
Annualized net income available to shareholders	455,684	392,484
Annualized return on average shareholders’ equity - net income available to shareholders	20.1%	26.3%

Operating income available to shareholders	$120,437	$103,902
Annualized operating income available to shareholders	481,748	415,608
Annualized return on average shareholders’ equity - operating income available to shareholders	21.2%	27.8%

For further information, please contact:

Investor Contact:	Media Contact:
Keith J. Lennox	Jamie Tully/Susan Burns
Allied World Assurance Company	Sard Verbinnen & Co
212-635-5319	212-687-8080
keith.lennox@awac.com	jtully@sardverb.com
sburns@sardverb.com

EXHIBIT 99.2
FINANCIAL SUPPLEMENT
ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
March 31, 2007

Investor Contact: Keith Lennox	This report is for informational purposes only. It should be read in conjunction with documents filed by Allied World Assurance Company Holdings, Ltd with the U.S. Securities and Exchange Commission.
Phone: (212) 635-5319
Fax: (212) 635-5532
email: keith.lennox@awac.com

NOTE ON FORWARD-LOOKING STATEMENTS
This report may contain forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 that involve inherent risks and uncertainties. Statements that are not historical facts, including statements that use terms such as “believes”, “anticipates”, “intends” or “expects” and that relate to our plans and objectives for future operations, are forward-looking statements. In light of the risks and uncertainties inherent in all forward-looking statements, the inclusion of such statements in this report should not be considered as a representation by us or any other person that our objectives or plans will be achieved. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: (a) the effects of competitors’ pricing policies, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products; (b) the effects of investigations into market practices, in particular insurance brokerage practices, together with any legal or regulatory proceedings, related settlements and industry reform or other changes arising therefrom; (c) the impact of acts of terrorism and acts of war; (d) greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than our underwriting, reserving or investment practices have anticipated; (e) increased competition due to an increase in capacity of property and casualty insurers or reinsurers; (f) the inability to obtain or maintain financial strength ratings by one or more of the company’s subsidiaries; (g) the adequacy of our loss reserves and the need to adjust such reserves as claims develop over time; (h) the company or one of its subsidiaries becoming subject to significant income taxes in the United States or elsewhere; (i) changes in regulations or tax laws applicable to the company, its subsidiaries, brokers or customers; (j) changes in the availability, cost or quality of reinsurance or retrocessional coverage; (k) loss of key personnel; (l) changes in general economic conditions, including inflation, foreign currency exchange rates, interest rates and other factors that could affect the company’s investment portfolio; and (m) such other risk factors as may be discussed in our most recent documents on file with the U.S. Securities and Exchange Commission (“SEC”). We are under no obligation (and expressly disclaim any such obligation) to update or revise any forward-looking statement that may be made from time to time, whether as a result of new information, future developments or otherwise.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
FINANCIAL SUPPLEMENT TABLE OF CONTENTS

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
BASIS OF PRESENTATION
DEFINITIONS AND PRESENTATION
- All financial information contained herein is unaudited.
- Unless otherwise noted, all data is in thousands of U.S. dollars, except for share, per share, percentage and ratio information.
- Allied World Assurance Company Holdings, Ltd, along with others in the industry, uses underwriting ratios as measures of performance. The loss and loss expense ratio is calculated by dividing net losses and loss expenses by net premiums earned. The acquisition cost ratio is calculated by dividing acquisition costs by net premiums earned. The general and administrative expense ratio is calculated by dividing general and administrative expenses by net premiums earned. The expense ratio is calculated by combining the acquisition cost ratio and the general and administrative expense ratio. The combined ratio is calculated by combining the loss and loss expense ratio, the acquisition cost ratio and the general and administrative expense ratio. These ratios are relative measurements that describe for every $100 of net premiums earned or written, the cost of losses and expenses, respectively. The combined ratio presents the total cost per $100 of earned or written premium. A combined ratio below 100% demonstrates underwriting profit; a combined ratio above 100% demonstrates underwriting loss.
- In presenting the company’s results, management has included and discussed certain “non-GAAP” financial measures, as such term is defined in Regulation G promulgated by the SEC. Management believes that these non-GAAP measures, which may be defined differently by other companies, better explain the company’s results of operations in a manner that allows for a more complete understanding of the underlying trends in the company’s business. However, these measures should not be viewed as a substitute for those determined in accordance with GAAP. The reconciliation of such non-GAAP financial measures to their respective most directly comparable GAAP financial measures in accordance with Regulation G is included in this financial supplement. See page 18 for further details.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
CONSOLIDATED FINANCIAL HIGHLIGHTS

	THREE MONTHS ENDED		Previous
	MARCH 31,		Quarter
	2007	2006	Change

HIGHLIGHTS
Gross premiums written	$438,406	$498,120	(12.0%)
Net premiums written	357,844	427,503	(16.3%)
Net premiums earned	286,566	308,943	(7.2%)
Net investment income	72,648	62,001	17.2%
Net income	113,921	98,121	16.1%
Operating income	120,437	103,902	15.9%
Total assets	8,149,407	6,642,307	22.7%
Total shareholders’ equity	2,355,978	1,478,907	59.3%
Cash flows from operating activities	157,798	187,098	(15.7%)

PER SHARE AND SHARE DATA
Basic earnings per share
Net income	$1.89	$1.96	(3.6%)
Operating income	$2.00	$2.07	(3.4%)
Diluted earnings per share
Net income	$1.83	$1.94	(5.7%)
Operating income	$1.94	$2.06	(5.8%)
Weighted average common shares outstanding
Basic	60,333,209	50,162,842
Diluted	62,207,941	50,485,556
Book value	$39.01	$29.48	32.3%
Diluted book value (treasury stock method)	$37.89	$29.29	29.4%

FINANCIAL RATIOS
Return on average equity (ROAE), net income	20.1%	26.3%	(6.2)	pts
ROAE, operating income	21.2%	27.8%	(6.6)	pts
Annualized investment book yield	4.7%	4.3%	0.4	pts

Loss and loss expense ratio	57.9%	66.7%	(8.8)	pts
Acquisition cost ratio	10.2%	11.8%	(1.6)	pts
General and administrative expense ratio	11.6%	6.6%	5.0	pts

Expense ratio	21.8%	18.4%	3.4	pts

Combined ratio	79.7%	85.1%	(5.4)	pts

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
CONSOLIDATED STATEMENTS OF OPERATIONS

	THREE MONTHS ENDED	THREE MONTHS ENDED	THREE MONTHS ENDED	THREE MONTHS ENDED	THREE MONTHS ENDED	THREE MONTHS ENDED
	MARCH 31, 2007	DECEMBER 31, 2006	SEPTEMBER 30, 2006	JUNE 30, 2006	MARCH 31, 2006	DECEMBER 31, 2005
Revenues
Gross premiums written	$438,406	$280,111	$362,478	$518,316	$498,120	$283,393
Net premiums written	$357,844	$210,739	$298,016	$370,338	$427,503	$213,571

Net premiums earned	$286,566	$319,791	$317,759	$305,517	$308,943	$302,032
Net investment income	72,648	66,009	61,407	54,943	62,001	50,823
Net realized investment losses	(6,484)	(4,190)	(9,080)	(10,172)	(5,236)	(5,286)

Total revenues	$352,730	$381,610	$370,086	$350,288	$365,708	$347,569

Expenses
Net losses and loss expenses	$165,995	$172,395	$180,934	$179,844	$205,960	$288,669
Acquisition costs	29,196	34,568	37,785	32,663	36,472	33,604
General and administrative expenses	33,203	33,856	25,640	26,257	20,322	27,594
Foreign exchange loss (gain)	32	1,092	(561)	(475)	545	1,670
Interest expense	9,374	9,510	9,529	7,076	6,451	5,832

Total expenses	$237,800	$251,421	$253,327	$245,365	$269,750	$357,369

Income (loss) before income taxes	$114,930	$130,189	$116,759	$104,923	$95,958	$(9,800)
Income tax expense (recovery)	1,009	1,827	2,774	2,553	(2,163)	2,478

Net income (loss)	$113,921	$128,362	$113,985	$102,370	$98,121	$(12,278)

GAAP Ratios
Loss and loss expense ratio	57.9%	53.9%	56.9%	58.9%	66.7%	95.6%
Acquisition cost ratio	10.2%	10.8%	11.9%	10.7%	11.8%	11.1%
General and administrative expense ratio	11.6%	10.6%	8.1%	8.6%	6.6%	9.1%

Expense ratio	21.8%	21.4%	20.0%	19.3%	18.4%	20.2%

Combined ratio	79.7%	75.3%	76.9%	78.2%	85.1%	115.8%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
CONSOLIDATED PREMIUM DISTRIBUTION
FOR THE THREE MONTHS ENDED MARCH 31, 2007
Gross Premiums Written = $438,406

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
CONSOLIDATED SEGMENT RESULTS
FOR THE THREE MONTHS ENDED MARCH 31, 2007

				CONSOLIDATED
	PROPERTY	CASUALTY	REINSURANCE	TOTALS
Revenues
Gross premiums written	$101,865	$125,189	$211,352	$438,406
Net premiums written	$46,132	$100,645	$211,067	$357,844
Net premiums earned	$44,491	$124,409	$117,666	$286,566

Total revenues	$44,491	$124,409	$117,666	$286,566

Expenses
Net losses and loss expenses	$6,865	$90,367	$68,763	$165,995
Acquisition costs	332	6,038	22,826	29,196
General and administrative expenses	7,757	15,307	10,139	33,203

Total expenses	$14,954	$111,712	$101,728	$228,394

Underwriting Income	$29,537	$12,697	$15,938	$58,172

GAAP Ratios
Loss and loss expense ratio	15.4%	72.6%	58.4%	57.9%
Acquisition cost ratio	0.8%	4.9%	19.4%	10.2%
General and administrative expense ratio	17.4%	12.3%	8.6%	11.6%

Expense ratio	18.2%	17.2%	28.0%	21.8%

Combined ratio	33.6%	89.8%	86.4%	79.7%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
CONSOLIDATED BALANCE SHEETS

	MARCH 31, 2007	DECEMBER 31, 2006
ASSETS
Fixed maturity investments available for sale, at fair value	$5,407,813	$5,177,812
Other invested assets available for sale, at fair value	263,993	262,557
Cash and cash equivalents	288,284	366,817
Restricted cash	200,813	138,223
Securities lending collateral	534,774	304,742
Insurance balances receivable	400,231	304,261
Prepaid reinsurance	154,461	159,719
Reinsurance recoverable	668,050	689,105
Accrued investment income	44,171	51,112
Deferred acquisition costs	107,465	100,326
Intangible assets	3,920	3,920
Balances receivable on sale of investments	25,239	16,545
Net deferred tax assets	5,259	5,094
Other assets	44,934	40,347

TOTAL ASSETS	$8,149,407	$7,620,580

LIABILITIES
Reserve for losses and loss expenses	$3,663,224	$3,636,997
Unearned premiums	879,817	813,797
Unearned ceding commissions	25,352	23,914
Reinsurance balances payable	112,731	82,212
Securities lending payable	534,774	304,742
Balances due on purchase of investments	46,517	—
Dividends payable	9,052	—
Senior notes	498,602	498,577
Accounts payable and accrued liabilities	23,360	40,257

TOTAL LIABILITIES	$5,793,429	$5,400,496

SHAREHOLDERS’ EQUITY
Common shares, par value $0.03 per share:
60,390,269 issued and outstanding (2006 - 60,287,696)	$1,812	$1,809
Additional paid-in capital	1,828,612	1,822,607
Retained earnings	494,073	389,204
Accumulated other comprehensive income:
net unrealized gains on investments, net of tax	31,481	6,464

TOTAL SHAREHOLDERS’ EQUITY	$2,355,978	$2,220,084

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$8,149,407	$7,620,580

Book value per share	$39.01	$36.82
Diluted book value per share (treasury stock method)	37.89	$35.26

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
INVESTMENT PORTFOLIO

	MARCH 31, 2007			DECEMBER 31, 2006			SEPTEMBER 30, 2006			JUNE 30, 2006
	FAIR MARKET			FAIR MARKET			FAIR MARKET			FAIR MARKET
	VALUE			VALUE			VALUE			VALUE
MARKET VALUE
Fixed maturities available for sale	$5,407,813		95.3%	$5,177,812		95.2%	$5,283,799		95.4%	$4,808,403		94.8%
Other invested assets available for sale	263,993		4.7%	262,557		4.8%	256,997		4.6%	264,700		5.2%

Total	$5,671,806		100.0%	$5,440,369		100.0%	$5,540,796		100.0%	$5,073,103		100.0%

ASSET ALLOCATION BY MARKET VALUE
U.S. government and agencies	$1,939,024		31.5%	$1,700,052		28.6%	$2,412,080		41.1%	$2,375,542		44.7%
Non-U.S. government securities	100,064		1.6%	97,319		1.6%	99,504		1.7%	91,384		1.7%
Corporate securities	1,242,895		20.2%	1,318,136		22.2%	1,057,457		18.0%	839,861		15.8%
Mortgage-backed securities	1,897,086		30.8%	1,823,907		30.7%	1,456,789		24.9%	1,248,140		23.5%
Asset-backed securities	228,744		3.7%	238,398		3.9%	257,969		4.4%	253,476		4.8%
Fixed Income Sub-Total	5,407,813		87.8%	5,177,812		87.0%	5,283,799		90.1%	4,808,403		90.5%
Global high-yield bond fund	33,968		0.6%	33,031		0.6%	31,724		0.5%	30,519		0.6%
Hedge funds	230,025		3.7%	229,526		3.9%	225,273		3.9%	234,181		4.4%
Cash & cash equivalents	489,097		7.9%	505,040		8.5%	321,719		5.5%	237,222		4.5%

Total	$6,160,903		100.0%	$5,945,409		100.0%	$5,862,515		100.0%	$5,310,325		100.0%

CREDIT QUALITY BY MARKET VALUE
U.S. government and agencies	$1,939,024		35.9%	$1,700,052		32.8%	$2,412,080		45.7%	$2,374,326		49.5%
AAA/Aaa	2,416,429		44.7%	2,426,331		46.9%	2,005,127		37.9%	1,752,653		36.4%
AA/Aa	377,225		7.0%	306,242		5.9%	274,377		5.2%	246,483		5.1%
A/A	629,368		11.6%	699,267		13.5%	546,204		10.3%	418,172		8.7%
BBB/Baa	45,767		0.8%	45,920		0.9%	46,011		0.9%	16,769		0.3%

Total	$5,407,813		100.0%	$5,177,812		100.0%	$5,283,799		100.0%	$4,808,403		100.0%

STATISTICS
Annualized book yield, year to date	4.7%				4.5%			4.3%			4.3%
Duration	2.9	years		2.8	years		3.0	years		3.2	years
Average credit quality (S&P)	AA			AA			AA			AA

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
ANALYSIS OF RESERVE FOR LOSSES AND LOSS EXPENSES

		AT MARCH 31, 2007
				CONSOLIDATED
	PROPERTY	CASUALTY	REINSURANCE	TOTAL
Case reserves (net of reinsurance recoverable)	$251,216	$154,381	$205,506	$611,103
IBNR (net of reinsurance recoverable)	130,464	1,603,902	649,705	2,384,071

Total	$381,680	$1,758,283	$855,211	$2,995,174

IBNR/Total reserves (net of reinsurance recoverable)	34.2%	91.2%	76.0%	79.6%

		AT DECEMBER 31, 2006
				CONSOLIDATED
	PROPERTY	CASUALTY	REINSURANCE	TOTAL
Case reserves (net of reinsurance recoverable)	$284,284	$149,619	$197,366	$631,269
IBNR (net of reinsurance recoverable)	139,703	1,541,549	635,371	2,316,623

Total	$423,987	$1,691,168	$832,737	$2,947,892

IBNR/Total reserves (net of reinsurance recoverable)	32.9%	91.2%	76.3%	78.6%

	QUARTER ENDED	QUARTER ENDED
	MARCH 31, 2007	MARCH 31, 2006
Net losses incurred related to:
Current year	192,102	205,960
Prior years	(26,107)	—

Total incurred	165,995	205,960

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
CAPITAL STRUCTURE

	MARCH 31,	DECEMBER 31,	SEPTEMBER 30,	JUNE 30,	MARCH 31,
	2007	2006	2006	2006	2006
Senior notes/long-term debt	$498,602	$498,577	$498,543	$500,000	$500,000
Shareholders’ equity	2,355,978	2,220,084	2,094,872	1,565,062	1,478,907

Total capitalization	$2,854,580	$2,718,661	$2,593,415	$2,065,062	$1,978,907

Leverage ratios
Debt to total capitalization	17.5%	18.3%	19.2%	24.2%	25.3%

Annual net premiums written (trailing 12 months)	$1,236,937	$1,306,596	$1,309,428	$1,261,132	$1,210,800

Closing shareholders’ equity	$2,355,978	$2,220,084	$2,094,872	$1,565,062	$1,478,907
Deduct/(add): accumulated other comprehensive income (loss)	31,481	6,464	3,447	(83,144)	(64,988)

Adjusted shareholders’ equity	$2,324,497	$2,213,620	$2,091,425	$1,648,206	$1,543,895

Net premiums written (trailing 12 months) to adjusted shareholders’ equity	0.53	0.59	0.63	0.77	0.78

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
OPERATING INCOME RECONCILIATION AND
EARNINGS PER SHARE INFORMATION

	THREE MONTHS ENDED
	MARCH 31,
	2007	2006
Net income	$113,921	$98,121
Add:
Net realized investment losses	6,484	5,236
Foreign exchange loss	32	545

Operating income	$120,437	$103,902

Weighted average common shares outstanding
Basic	60,333,209	50,162,842
Diluted	62,207,941	50,485,556

Basic per share data
Net income	$1.89	$1.96
Add:
Net realized investment losses	0.11	0.10
Foreign exchange loss	—	0.01

Operating income	$2.00	$2.07

Diluted per share data
Net income	$1.83	$1.94
Add:
Net realized investment losses	0.11	0.11
Foreign exchange loss	—	0.01

Operating income	$1.94	$2.06

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
RETURN ON AVERAGE SHAREHOLDERS’ EQUITY AND
RECONCILIATION OF AVERAGE SHAREHOLDERS’ EQUITY

	THREE MONTHS ENDED	THREE MONTHS ENDED	THREE MONTHS ENDED	THREE MONTHS ENDED	THREE MONTHS ENDED
	MARCH 31, 2007	DECEMBER 31, 2006	SEPTEMBER 30, 2006	JUNE 30, 2006	MARCH 31, 2006
Opening shareholders’ equity	$2,220,084	$2,094,872	$1,565,062	$1,478,907	$1,420,266
(Deduct)/add: net unrealized (gains) losses on investments, net of tax	(6,464)	(3,447)	83,144	64,988	25,508

Adjusted opening shareholders’ equity	$2,213,620	$2,091,425	$1,648,206	$1,543,895	$1,445,774

Closing shareholders’ equity	$2,355,978	$2,220,084	$2,094,872	$1,565,062	$1,478,907
(Deduct)/add: net unrealized (gains) losses on investments, net of tax	(31,481)	(6,464)	(3,447)	83,144	64,988

Adjusted closing shareholders’ equity	$2,324,497	$2,213,620	$2,091,425	$1,648,206	$1,543,895

Average shareholders’ equity	$2,269,059	$2,152,523	$1,869,816	$1,596,051	$1,494,835

Net income available to shareholders	$113,921	$128,362	$113,985	$102,370	$98,121
Annualized net income available to shareholders	455,684	513,448	455,940	409,480	392,484

Operating income available to shareholders	$120,437	$133,644	$122,504	$112,067	$103,902
Annualized operating income available to shareholders	481,748	534,576	490,016	448,268	415,608

Annualized return on average shareholders’ equity — net income available to shareholders	20.1%	23.9%	24.4%	25.7%	26.3%

Annualized return on average shareholders’ equity — operating income available to shareholders	21.2%	24.8%	26.2%	28.1%	27.8%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
DILUTED BOOK VALUE PER SHARE

	MARCH 31,	DECEMBER 31,	MARCH 31,
	2007	2006	2006
Price per share at period end	$42.75	$43.63	N/A

Total shareholders’ equity	2,355,978	2,220,084	1,478,907

DILUTIVE COMMON SHARES OUTSTANDING:
Basic common shares outstanding	60,390,269	60,287,696	50,162,842

TREASURY STOCK METHOD
Add: unvested restricted share units	266,477	704,372	213,447
Add: Long-term incentive plan share units	206,023	342,501	—
Add: dilutive options/warrants outstanding	6,588,782	6,695,990	811,500
Weighted average exercise price per share	$33.18	$33.02	$25.51
Deduct: treasury stock method adjustment	(5,269,881)	(5,067,534)	(702,233)

Common shares and common share equivalents outstanding	62,181,670	62,963,025	50,485,556

Basic book value per common share	$39.01	$36.82	$29.48
Diluted book value per common share	$37.89	$35.26	$29.29

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
ANNUALIZED INVESTMENT BOOK YIELD

	THREE MONTHS ENDED	THREE MONTHS ENDED
	MARCH 31, 2007	MARCH 31, 2006
Net investment income	72,648	62,001
Deduct: annual/non-recurring items	2,062	11,582

Net investment income, recurring	70,586	50,419

Annualized net investment income, recurring	282,344	201,676

Add: annual/non-recurring items	2,062	11,582

Normalized net investment income	284,406	213,258

Fixed maturity investments available for sale, amortized cost	5,188,379	4,442,040
Other invested assets, available for sale, cost	245,657	270,138
Cash and cash equivalents	366,817	172,379
Restricted cash	138,223	41,788
Balances receivable on sale of investments	16,545	3,633
Balances due on purchase of investments	—	—

Opening aggregate invested assets	5,955,621	4,929,978

Fixed maturity investments available for sale, amortized cost	5,392,983	4,613,208
Other invested assets, available for sale, cost	246,500	247,486
Cash and cash equivalents	288,284	188,599
Restricted cash	200,813	55,161
Balances receivable on sale of investments	25,239	1,224
Balances due on purchase of investments	(46,517)	—

Closing aggregate invested assets	6,107,302	5,105,678

Average aggregate invested assets	6,031,462	5,017,828

Annualized investment book yield	4.7%	4.3%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
ANNUALIZED INVESTMENT BOOK YIELD

	YEAR ENDED	NINE MONTHS ENDED	SIX MONTHS ENDED
	DECEMBER 31, 2006	SEPTEMBER 30, 2006	JUNE 30, 2006
Net investment income	244,360	178,351	116,944
Deduct: annual/non-recurring items	N/A	11,689	11,808

Net investment income, recurring	244,360	166,662	105,136

Annualized net investment income, recurring	244,360	222,216	210,272

Add: annual/non-recurring items	N/A	11,689	11,808

Normalized net investment income	244,360	233,905	222,080

Fixed maturity investments available for sale, amortized cost	4,442,040	4,442,040	4,442,040
Other invested assets, available for sale, cost	270,138	270,138	270,138
Cash and cash equivalents	172,379	172,379	172,379
Restricted cash	41,788	41,788	41,788
Balances receivable on sale of investments	3,633	3,633	3,633
Balances due on purchase of investments	—	—	—

Opening aggregate invested assets	4,929,978	4,929,978	4,929,978

Fixed maturity investments available for sale, amortized cost	5,188,379	5,289,411	4,907,653
Other invested assets, available for sale, cost	245,657	246,854	247,975
Cash and cash equivalents	366,817	270,848	223,602
Restricted cash	138,223	50,871	13,620
Balances receivable on sale of investments	16,545	70,174	2,433
Balances due on purchase of investments	—	(66,874)	(76,779)

Closing aggregate invested assets	5,955,621	5,861,284	5,318,504

Average aggregate invested assets	5,442,800	5,395,631	5,124,241

Annualized investment book yield	4.5%	4.3%	4.3%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
REGULATION G
In presenting the company’s results, management has included and discussed certain non-GAAP financial measures. Management believes that these non-GAAP measures, which may be defined differently by other companies, better explain the company’s results of operations in a manner that allows for a more complete understanding of the underlying trends in the company’s business. However, these measures should not be viewed as a substitute for those determined in accordance with GAAP.
OPERATING INCOME
Operating income is an internal performance measure used by the company in the management of its operations and represents after-tax operational results excluding, as applicable, net realized investment gains or losses and foreign exchange gains or losses. The company excludes net realized investment gains or losses and net foreign exchange gains or losses from its calculation of operating income because the amount of these gains or losses is heavily influenced by, and fluctuates in part according to, the availability of market opportunities. The company believes these amounts are largely independent of its business and underwriting process and including them distorts the analysis of trends in its operations. In addition to presenting net income determined in accordance with GAAP, the company believes that showing operating income enables investors, analysts, rating agencies and other users of its financial information to more easily analyze the company’s results of operations in a manner similar to how management analyzes the company’s underlying business performance. Operating income should not be viewed as a substitute for GAAP net income. See page 13 for a reconciliation of operating income to net income.
ANNUALIZED RETURN ON AVERAGE EQUITY (ROAE)
Annualized return on average equity is calculated using average equity, excluding the average after tax unrealized gains or losses on investments. Unrealized gains (losses) on investments are primarily the result of interest rate movements and the resultant impact on fixed income securities. Such gains (losses) are not related to management actions or operational performance, nor is it likely to be realized. Therefore, the company believes that excluding these unrealized gains (losses) provides a more consistent and useful measurement of operating performance, which supplements GAAP information. In calculating ROAE, the net income (loss) available to shareholders for the period is multiplied by the number of such periods in a calendar year in order to arrive at annualized net income (loss) available to shareholders. The company presents ROAE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information. See page 14 for a reconciliation of average equity.
ANNUALIZED OPERATING RETURN ON AVERAGE EQUITY
Annualized operating return on average equity is calculated using 1) operating income (as defined above and annualized in the manner described for net income (loss) available to shareholders under ROAE above), and 2) average equity, excluding the average after tax unrealized gains (losses) on investments. Unrealized gains (losses) are excluded from equity for the reasons outlined in the annualized return on average equity explanation above. See page 13 for a reconciliation of net income to operating income and page 14 for a reconciliation of average equity.
ANNUALIZED INVESTMENT BOOK YIELD
Annualized investment book yield is calculated by dividing normalized net investment income by average aggregate invested assets at book value. In calculating annualized investment book yield, normalized net investment income for the period is multiplied by the number of such periods in a calendar year in order to arrive at annualized net investment income. Normalized net investment income is adjusted for known annual or non-recurring items. The company utilizes and presents the investment yield in order to better disclose the performance of the company’s investments and to show the components of the company’s ROAE. See pages 16 and 17 for reconciliations of annualized investment book yield.
DILUTED BOOK VALUE PER SHARE
The company has included diluted book value per share because it takes into account the effect of dilutive securities; therefore, the company believes it is a better measure of calculating shareholder returns than book value per share. See page 15 for a reconciliation of diluted book value per share to basic book value per share.